Exhibit 2.j.1


                                 RIGGS BANK N.A.
                                   Contractor




                                       and




                        AMERICAN CAPITAL STRATEGIES, LTD.
                                      Owner








                            LOAN ACCOUNTING AGREEMENT
                     Dated as of __________________, 19 ____


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        This LOAN ACCOUNTING AGREEMENT, dated _________________________, 1997 is executed by RIGGS BANK N.A., ("Contractor"), and AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation ("Owner").

        The Owner is in the business of originating Loans (hereinafter defined).

        The Contractor is in the business of collecting loan payments and accounting for loans.

        From time to time Owner will request that Contractor provide certain loan accounting services with respect to the Loans. The Owner and the Contractor wish to prescribe the terms of such services with respect to the Loans.

        In consideration of the premises and the mutual agreements hereinafter set forth, the Owner and the Contractor agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

        Section 1.01   Defined Terms.

        Whenever used in this Agreement, the following words and phrases shall have the following meaning specified in this Article:

        "Agreement": This Loan Accounting Agreement including all exhibits hereto, amendments hereof and supplements hereto.

        "Business Day": Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking or savings and loan institutions in the District of Columbia are authorized or obligated by law or executive order to be closed.

        "Contractor": Riggs Bank N.A., or its successor in interest or any successor under this Agreement appointed as herein provided.

        "Custodial Account": The separate custodial account or accounts created and maintained pursuant to this Agreement which shall be entitled "Riggs Bank N.A., as custodian for the Owner of Loans under Loan Accounting Agreement dated as of ____________________________, 19 _____."

        "Custodian Agreement": The separate Custodian Agreement of even date herewith between Owner and Contractor.

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        "Due Date": With respect to any Loan, the day of the month on which each
Monthly Payment is due thereon, exclusive of any days of grace.

        "Event of Default": Any one of the conditions or circumstances enumerated in Section 7.01.

        "Loan": An individual commercial loan, including but not limited to all documents included in the Loan File, and any and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, and which is the subject of this Agreement from time to time; provided, however, the Contractor shall have the right to reject any loan which, due to its payment or pricing terms, cannot readily be accommodated by the Contractor's accounting system, or if the Loan File is incomplete.

        "Loan File": The loan documents pertaining to a particular Loan which are delivered to the Contractor hereto and any additional documents which may be added to the Loan File pursuant to this Agreement.

        "Monthly Payment": The scheduled monthly payment of principal and interest on a Loan which is payable by a Obligor under the related Note on every Due Date.

        "Note":  The note or other evidence of the indebtedness of an Obligor.

        "Obligor":  The obligor on a Note.

        "Owner": __________________________________________________, and any
subsequent owner of any Loans.

        "Person": Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, incorporated organization or government or any agency or political subdivision thereof.

        "Principal Prepayment": Any payment or other recovery of principal on a Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

        "Remittance Date": The _________________ and ___________ days of any month, or if any such ____________ day is not a Business Day, the first Business Day immediately following such day.

        "Servicing Fee": The annual fee, payable monthly to the Contractor out of the interest portion of the Monthly Payment received on each Loan. The Servicing Fee with respect to each Loan for any calendar month (or a portion thereof) shall be the product of (a) the principal balance of the Loan and (b) the Servicing Fee Rate.

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        "Servicing Fee Rate":  A rate per annum equal to _______%.


                                   ARTICLE II

              APPOINTMENT OF CONTRACTOR; POSSESSION OF LOAN FILES;
                DELIVERY OF LOAN DOCUMENTS; CUSTODIAL AGREEMENT.

        Section 2.01   Appointment of Contractor.

        The Owner hereby appoints the Contractor as its contractor for the purpose of performing certain loan accounting services, subject and limited to the terms and conditions contained in this Agreement. The Owner shall, with respect to all Loans contemplated by this Agreement, be fully responsible for the full payment and discharge of all costs and expenses incurred by it in connection with the solicitation, origination, processing, packaging, closing, and funding of Loans, including without limitation all costs and expenses incurred and payable to third parties in connection with the Loan. The Owner hereby agrees to indemnify and hold Contractor harmless from and against any and all such costs and expenses.

        Notwithstanding anything to the contrary contained in this Agreement, the Contractor shall not at any time be deemed or represented to be, or represent itself to be, an agent of the Owner for any purpose, and the Contractor shall not have any right, title, or interest in or to the Loans. The Contractor shall at all times act as an independent contractor.

        Section 2.02   Record Title and Possession of Loan Files.

        All rights arising out of the Loans including, but not limited to, all funds received on or in connection with a Loan shall be received and held by the Contractor as custodian for the benefit of the Owner as the owner of the Loans. The contents of each Loan File delivered to the Contractor as custodian are and shall be held by the Contractor as custodian for the benefit of the Owner as the owner thereof pursuant to the terms of the Custodian Agreement and the Contractor's possession of the contents of each Loan File so retained is at the will of the Owner for the sole purpose of providing accounting services with respect to the related Loan, and such retention and possession by the Contractor is in a custodial capacity only. Each Loan File shall be segregated from the other books and records of the Contractor and shall be appropriately marked to clearly reflect the ownership of each Loan by the Owner. The Contractor shall release its custody of the contents of any Loan File only in accordance with written instructions from the Owner.

        Section 2.03   Delivery of Loan Documents Custodial Agreement.

        Owner shall deliver to Contractor originals (or conformed copies of documents being recorded) of all of the documents described on Exhibit A relating to each Loan subject to this Agreement. The Contractor shall have the sole responsibility to document the Loans as the

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Contractor deems appropriate. Neither the acceptance or receipt of delivery of documents by Contractor pursuant to the terms of the Custodian Agreement shall constitute any acknowledgment on the part of Contractor that such Loans and/or documents are enforceable or conform to any industry standards.

        The Owner and any subsequent holder of a Loan, in its sole discretion, may designate a custodian other than Contractor to take custody of any or all of the Loan documents contained in the Loan File for such Loan. The Owner shall provide the Contractor with prior written notice of any such designation, and the Owner and shall pay all fees and expenses of the Contractor in surrendering the Loan documents to the replacement custodian.

        Section 2.04   Transfer of Loans.

        The Owner shall have the right, without the consent of the Contractor, at any time and from time to time, to assign all or any part of the existing Loans and all or any part of its interest under this Agreement as it relates to such Loans and designate any person to exercise any rights of the Owner hereunder with respect thereto, and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such existing Loans. All of the provisions of this Agreement shall inure to the benefit of the Owner and any such assignee or designee. All references to the Owner shall be deemed to include any assignee or designee. Notwithstanding the foregoing, in the event there are more than one holder of Loans at any time, an agent shall be designated to receive, on behalf of such holders, any remittances, statements, reports and notices which the Contractor may be obligated to deliver hereunder.


                                  ARTICLE III

                               ACCOUNTING OF LOANS

Section 3.01   Collection of Loan Payments and Accounting Services.

        Continuously from the date hereof until the principal and interest on all Loans which are subject to this Agreement from time to time are paid in full, unless this Agreement is earlier terminated as provided herein, the Contractor will account for all principal and interest payments made to Contractor hereunder for each Loan and shall maintain permanent accounting records with respect to the Loans capable of producing the date and amount of each Monthly Payment, the installment Due Date, variances and delinquencies, and the outstanding balances. The Owner bears all risk of loss for nonpayment of any Loan by the Obligor.

        Contractor shall, for each Loan subject to this Agreement from time to time, bill the Obligor for each installment payment becoming due, issue a past-due reminder no later than days after the Due Date for any delinquent payment, and issue any rate change notification required by the related loan documents.

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        Section 3.02   Administration of Loans.

        The Contractor, as independent contractor, shall perform its services under this Agreement in accordance with the normal and usual standards of practice of prudent lenders, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such services which the Contractor may deem necessary or desirable and consistent with the terms of this Agreement and applicable law.

        Section 3.03 Establishment of Custodial Account; Deposits in Custodial Account.

        Pending disbursement to the Owner of Loan payments received by the Contractor, the Contractor shall segregate and hold all funds collected and received pursuant to each Loan separate and apart from any of its own funds and general assets. All such payments received shall be held by the Contractor as custodian for the Owner. Such funds shall not be subject to any liens or charges of any kind in favor of Contractor or any person claiming through Contractor, other than the payment of Contractors Servicing Fee pursuant to the terms of
Section 5.01 hereof.

        Section 3.04   Contractor Not Responsible.

        The Contractor shall have no responsibility or obligation to (i) realize upon defaulted Loans, expend its own funds toward the restoration of any damaged loan property, seek recovery of insurance proceeds or liquidation proceeds from the related collateral, issue any demand for payment or default notice, commence foreclosure proceedings, initiate any legal proceeding for the collection of the Loans, or take any other remedial action of any kind with respect to a defaulted Loan; (ii) prepare or process any satisfaction or release with respect to any fully repaid Loan; (iii) account for, ascertain or estimate any annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, loan insurance premiums, or any other charges that will become due and payable; (iv) communicate with any Obligor regarding billings, payments, rates, Loan documentation, releases, or any other matter relating to the Loan; (v) monitor or inspect any collateral securing the Loans, or determine the Obligor's compliance with any collateral coverage, financial or other covenants, (vi) monitor any collateral filings, or prepare or file any UCC continuation statements; or (v) do or perform any other duty or obligation not specified herein.

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                                   ARTICLE IV

                        PAYMENTS AND REPORTS TO THE OWNER

        Section 4.01   Actual/Actual Remittances.

        On each Remittance Date, the Contractor shall remit to the Owner all amounts credited to the Custodial Account as of the close of business on the last Business Day of the preceding bimonthly period, net of charges against the Custodial Account pursuant to this Agreement. With respect to any Principal Prepayment of $10,000.00 or more, the Contractor shall remit such Principal Prepayment to the Owner on the earlier of (i) the next succeeding Remittance Date, or

        (ii) the second Business Day following receipt of such Principal Prepayment.

         All remittances made to the Owner under this Section will be made to the Owner by deposit into the account of Owner maintained with the Contractor or, if the Owner so notifies the Contractor, by check mailed to the address of Owner.

        Section 4.02   Statements to the Owner.

        Not later than each Remittance Date, the Contractor will furnish to the Owner a Remittance Advice in the form of Exhibit B hereto, as to the preceding remittance and the period ending on the last Business Day of the preceding month. Such statement shall include information as to the aggregate of the outstanding principal balances of all of the Loans, the scheduled amortization of all of the Loans and the amount of any Principal Prepayment of the Loans as of date of the Remittance Advice.

        Not later than the _______________ Business Day of each calendar month, the Contractor will furnish to the Owner a Monthly Trial Balance as of the last Business Day of the immediately preceding calendar month. Such statement shall include information regarding the Loans as required by Owner, including Owner's loan number, Contractor's loan number (if any), name of Obligor, unpaid principal balance, interest rate, date of Monthly Payment, and any delinquent amounts.

        Section 4.03   Other Information as Reasonably Required.

        The Contractor shall furnish to the Owner during the term of this Agreement such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to Owner, or otherwise in respect to the purposes of this Agreement, including any reports, information or documentation reasonably required to comply with any regulations of any governmental agency or body having jurisdiction over the Owner, all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Owner may reasonably request, and at the expense of Owner.

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                                   ARTICLE V

                               GENERAL PROCEDURES

        Section 5.01   Compensation.

        As compensation for its services hereunder, the Contractor shall be entitled to retain from interest payments on the Loans the amounts provided for as the Contractor's Servicing Fee. The Servicing Fee in respect of a Loan for a particular month shall become payable only upon the receipt by the Contractor from the Obligor of the Monthly Payment in respect of such Loan.

        Section 5.02   Owners Right to Examine Contractor's Records.

        The Owner shall have the right to examine and audit, during business hours or at such other times as might be reasonable under applicable circumstances, upon reasonable notice any and all of the books, records, documentation or other information of the Contractor, or held by another for the Contractor or on its behalf or otherwise, which may be relevant to the performance or observance by the Contractor of the terms, covenants or conditions of this Agreement, including without limitation, any documentation regarding the Loans.

        Section 5.03   Release for Foreclosure or Special Servicing.

        From time to time and as appropriate for the foreclosure or special servicing of any of the Loans, the Owner may, by written request to the Contractor of a request for release of documents, obtain the release from the Contractor of the documents set forth in such request.

        Upon receipt by the Contractor of the Owner's request for release of documents, the Contractor shall promptly release the documents requested for release to the Owner.


                                   ARTICLE VI

                                 THE CONTRACTOR

        Section 6.01   Indemnification: Third Party Claims.

        The Owner agrees to indemnify and hold harmless the Contractor against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Contractor may sustain in any way related to the performance by Contractor under the terms of this Agreement, unless caused directly by the gross negligence or

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willful misconduct of Contractor. The Contractor shall immediately notify the
Owner if a claim is made by a third party with respect to this Agreement or the Loans, and the Owner shall immediately assume the defense of any such claim with counsel reasonably acceptable to the Contractor and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the Contractor in respect of such claim. The obligations of the Owner under this Section shall survive the expiration or termination of this Agreement.

        Section 6.02   Merger or Consolidation of the Contractor.

        The Contractor will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Loans and to perform its duties under this Agreement.

        Any Person into which the Contractor may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Contractor shall be a party, or any Person succeeding to the business of the Contractor, shall be the successor of the Contractor hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

        Section 6.03 Limitation on Liability of the Contractor and Others.

        Neither the Contractor nor any of the officers, employees or agents of the Contractor shall be under any liability to Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Contractor or any such person against its own gross negligence or willful misconduct. Neither the Contractor nor any of the directors, officers, employees or agents of the Contractor shall be under any liability to Owner for any action taken or for refraining from the taking of any action in good faith in order to comply with applicable law. The Contractor and any officer, employee or agent of the Contractor may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Contractor shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability.

        Section 6.04   No Transfer of Services.

        With respect to the retention of the Contractor hereunder, the Contractor acknowledges that the Owner has acted in reliance upon the Contractors independent status, the adequacy of its facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the

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Contractor shall not either assign this Agreement or delegate its rights or duties hereunder or any portion thereof without the prior written approval of the Owner.


                                   ARTICLE VII

                                     DEFAULT

        Section 7.01   Events of Default.

        In case one or more of the following Events of Default by the Contractor shall occur and be continuing:

               (i) any failure by the Contractor to remit to the Owner any payment required to be made under the terms of this Agreement which continues unremedied for a period of two days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Contractor by Owner; or

               (ii) failure on the part of the Contractor duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Contractor set forth in this Agreement which continues unremedied for a period of fifteen days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Contractor by Owner; or

               (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Contractor and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

               (iv) the Contractor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Contractor or of or relating to all or substantially all of its property; or

               (v) the Contractor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

               (vi) the Contractor shall, for any reason, become incapacitated to perform its duties and obligations under this Agreement by operation or law or otherwise;

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then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Owner, by notice in writing to the Contractor may, in addition to whatever rights the Owner may have at law or in equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Contractor under this Agreement and in and to the Loans and the proceeds thereof; provided, that upon the occurrence of an event specified in (iii), (iv) or (v) above, this Agreement shall automatically terminate without notice. On or after the receipt by the Contractor of such written notice, all authority and power of the Contractor under this Agreement shall cease, whether with respect to the Loans or otherwise. Upon written request from the Owner, the Contractor shall prepare, execute and deliver any and all documents and other instruments, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination. The Contractor agrees to cooperate with the Owner in effecting the termination of the Contractor's responsibilities and rights hereunder, including, without limitation, the transfer to the Owner or its designee for administration by it of all cash amounts which shall at the time be credited by the Contractor to the Custodial Account or thereafter received with respect to the Loans.


                                  ARTICLE VIII

                                   TERMINATION

        Section 8.01   Termination.

        This Agreement and the respective obligations and responsibilities of the Owner and the Contractor shall terminate: (i) upon the later of the final Loan payment and the remittance of all funds due hereunder; or (ii) by mutual consent of the Contractor and Owner in writing.

        Section 8.02   Termination Without Cause.

        Either party may, at its sole option, terminate this Agreement and the respective obligations and responsibilities of the Owner and the Contractor hereunder, without cause, upon 60 days written notice by written notice of termination delivered to the other party as provided in this Agreement. Upon any such termination, (i) the Contractor shall (a) at the expense of the Owner, deliver all Loan Files to the Owner, (b) remit all sums held in the Custodial Account or thereafter received by the Contractor with respect to any Loan, and
(c) account for all Loan payments received up to the termination date in the manner required under this Agreement, and (ii) the Owner shall (a) pay to the Contractor all sums due to the Contractor under the terms of this Agreement, and
(b) if the Owner is the party which gave notice of termination, pay to the Contractor, in addition to all other sums due to the Contractor hereunder, a termination fee of ______________________________.

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                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

        Section 9.01   Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia.

        Section 9.02   Notices.

        Any notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by certified or registered mail, postage prepaid, and return receipt requested or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, to (i) in the case of the Contractor, 808 17th Street, N.W., Washington, D.C., Attention: _______________, or such other address as may hereafter be furnished to the Owner in writing by the Contractor and (ii) in the case of the Owner, 3 Bethesda Metro Center, Suite 860, Bethesda, MD 20814, Attention: Chief Financial Officer, or such other address as may hereafter be furnished.

        Section 9.03   Severability of Provisions.

        If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, the invalidity of any such covenant, agreement, provision or term of this Agreement shall in no way affect the validity or enforceability of the other provisions of this Agreement.

        Section 9.04   Exhibits.

        The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

        Section 9.05   General Interpretive Principles.

        For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement; (iv) a reference to a Subsection without

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further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (vi) the term "include" or "including" shall mean without limitation by reason of enumeration.

        Section 9.06 Waivers and Amendments: Etc.

        This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

        Section 9.07   Counterparts.

        This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        Section 9.08   Entire Agreement.

        This Agreement (including the Exhibits) contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto.

        IN WITNESS WHEREOF, the Contractor and the Owner have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

ATTEST:

                                               AMERICAN CAPITAL STRATEGIES, LTD.

By: ____________________________               By: _____________________________
Name:__________________________                Name:____________________________
Title: __________________________              Title:___________________________

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                                               RIGGS BANK N.A.

By: ____________________________               By: _____________________________
Name:__________________________                Name:____________________________
Title: __________________________              Title:___________________________




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                                    EXHIBIT A

                              CONTENTS OF LOAN FILE




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                                    EXHIBIT B

                        FORM OF MONTHLY REMITTANCE ADVICE